UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2011

RAPTOR PHARMACEUTICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-25571	86-0883978
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Commercial Blvd., Suite 200, Novato, California 94949
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (415) 382-8111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Through June 22, 2011,  Raptor Pharmaceutical Corp., a Delaware corporation (the “Company) has issued 155,029 shares of the Company’s common stock pursuant to the exercise of Series A Warrants for $379,821 in gross proceeds to the Company and 1,873,779 shares of the Company’s common stock pursuant to the exercise of the Series B Warrants for $4,590,759 in gross proceeds to the Company; such Series A and Series B Warrants were issued in connection with the Company’s registered direct offering completed in December 2009.  The Company also has issued 74,951 shares of the Company’s common stock pursuant to the exercise of Placement Agent Warrants issued to the Placement Agent in the December 2009 registered direct offering for $187,378 in gross proceeds to the Company.  Total aggregate proceeds from warrant exercises related to the December 2009 registered direct offering as of June 22, 2011 was approximately $5.2 million.

On December 22, 2009, the Company closed the issuance and sale to certain investors pursuant to a registered direct offering of 3,747,558 units, consisting of (i) 3,747,558 shares of the Company’s common stock, (ii) Series A Warrants to purchase an aggregate of up to 1,873,779 shares of the Company’s common stock (the “Series A Warrants”) and (iii) Series B Warrants to purchase an aggregate of up to 1,873,779 shares of the Company’s common stock (the “Series B Warrants”).    The Company also issued Placement Agent Warrants to purchase an aggregate of up to 74,951 shares of the Company’s common stock (the “Placement Agent Warrants”).

The Series A Warrants are exercisable from June 20, 2010 through and including December 22, 2014.  The Series B Warrants were exercisable from June 20, 2010 through and including June 22, 2011. The Placement Agent Warrants were exercisable from June 20, 2010 through and including November 5, 2014.  The Series A Warrants and the Series B Warrants have a per share exercise price of $2.45 and the Placement Agent Warrants have a per share exercise price of $2.50.

As of June 22, 2011, the Company’s cash balance was approximately $15.7 million and the Company had 34,595,103 shares of common stock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPTOR PHARMACEUTICAL CORP.
Date: June 27, 2011	By:	/s/ Kim R. Tsuchimoto
	Name: Title:	Kim R. Tsuchimoto Chief Financial Officer, Treasurer and Secretary